Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Monsanto Company on Form S-8 of our report dated February 5, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets in 2002 and Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements in 2000), appearing in the annual report on Form 10-K of Monsanto Company for the year ended December 31, 2002, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri
April 30, 2003